SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to 240.14a-12

WEGENER CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

ISS RECOMMENDS WEGENER CORPORATION (NASDAQ:WGNR)

STOCKHOLDERS VOTE FOR THE RE-ELECTION OF ROBERT PLACEK

AND WENDELL BAILEY TO THE BOARD OF DIRECTORS

(January 20, 2006)—DULUTH, Ga,—Institutional Shareholder Services (ISS), the nation’s leading provider of voting and corporate governance services, has recommended that Wegener Corporation (NASDAQ: WGNR) stockholders vote FOR the re-election of Robert A. Placek and Wendell Bailey to the Wegener board at the upcoming Annual Meeting of Stockholders to be held on January 31, 2006.

In a report issued January 19, 2006 that was sent to hundreds of institutional investors, mutual funds, and other fiduciaries, ISS stated, “On balance, we believe that management’s nominees have the industry experience and knowledge of the company’s operations to execute the company’s strategic plan and benefit shareholders. Additionally, we note that both dissident nominees lack relevant industry experience, detailed knowledge of the company’s operations, and significant public company board experience.”

ISS also commented that, “Furthermore, the dissident nominees have not presented an alternative plan to improve the company’s operations.”

In reaching its conclusion, ISS stated, “Management is aware of the company’s operational issues and appears to be taking steps to improve its situation.” ISS went on to say, “…we believe that shareholders are better served by Messrs. Placek’s and Bailey’s industry experience and knowledge of the company’s operations. As such, we do not believe that replacing Messrs. Placek and Bailey with individuals with no industry experience and little public board experience is warranted.”

Commenting on the ISS recommendation, Robert A. Placek, Wegener Corporation Chairman, President and Chief Executive Officer said, “ISS is widely recognized as the leading independent proxy advisory firm in the nation. We appreciate the time they dedicated to analyzing all the facts and, in the end, recommending the re-election of Wegener’s board nominees.”

The Wegener Corporation Annual Meeting of Stockholders is scheduled to be held on January 31, 2006. Wegener urges stockholders to return the WHITE proxy, voting FOR the Wegener nominees. Stockholders are asked to follow the voting instructions on the WHITE proxy card to ensure that their shares are represented at the Meeting. Stockholders with any questions should contact Wegener’s proxy solicitor, Innisfree M&A Incorporated, toll free at 1.888.750.5834.

ALL WEGENER STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT FOR THE 2006 ANNUAL MEETING MAILED BY WEGENER CORPORATION AND OTHER ADDITIONAL PROXY MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. YOU MAY OBTAIN THESE PROXY MATERIALS FOR FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV. YOU MAY ALSO OBTAIN FOR FREE A COPY OF THE PROXY STATEMENT AND OTHER PROXY MATERIALS BY CONTACTING INNISFREE M&A INCORPORATED AT 1-888-750-5834.

WEGENER CORPORATION AND ITS BOARD OF DIRECTORS, INCLUDING WENDELL H. BAILEY, PHYLIS A. EAGLE-OLDSON, THOMAS G. ELLIOT, NED L. MOUNTAIN, JOE K. PARKS, ROBERT A. PLACEK AND C. TROY WOODBURY, JR., ARE PARTICIPANTS IN THIS SOLICITATION. INFORMATION REGARDING THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS IN THE SOLICITATION IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS OF WEGENER CORPORATION ON FILE WITH THE SECURITIES AND EXCHANGE COMMISSION.

ABOUT WEGENER

WEGENER (Wegener Communications, Inc.), a wholly-owned subsidiary of Wegener Corporation (Nasdaq: WGNR), is an international provider of digital solutions for video, audio, and IP data networks. Applications include IP data delivery, broadcast television, cable television, radio networks, business television, distance education, business music and financial information distribution. COMPEL, WEGENER’s patented network control system provides networks with unparalleled ability to regionalize programming and commercials. COMPEL network control capability is integrated into WEGENER digital satellite receivers. WEGENER can be reached at +1.770.814.4000 or on the World Wide Web at www.wegener.com.

CONTACT:

C. Troy Woodbury, Jr.

Treasurer and Chief Financial Officer

Wegener Corporation

(770) 814-4000

FAX (770) 623-9648

info@wegener.com

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